ALPS VARIABLE INVESTMENT TRUST
SUB-ADVISORY AGREEMENT

ALPS/QMA MARKET PARTICIPATION PORTFOLIO

AGREEMENT, dated as of April 30, 2016 by and among ALPS Advisors, Inc. (the “Investment Adviser”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado, ALPS Variable Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of the portfolios listed in Appendix A hereto, as amended from time to time, each a series of the Trust (each, a “Portfolio” and collectively, the “Portfolios”), and Quantitative Management Associates LLC, a New Jersey limited liability company (the “Sub-Adviser”), having its principal place of business at 2 Gateway Center, Newark, NJ  07102.

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of April 30, 2016 with the Trust (the “Advisory Agreement”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Trust and the Investment Adviser desire to retain the Sub-Adviser to render investment advisory and other services to a portfolio in the Trust, the ALPS/QMA Market Participation Portfolio (the “Portfolio”) in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser has the authority under the Advisory Agreement, with the consent of the Trustees of the Trust (the “Trustees”), to select sub-advisers for each Portfolio; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser and some or all of the assets of the Portfolio.

NOW, THEREFORE, the Investment Adviser, the Trust and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

The Investment Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for the Portfolio, and in accordance with the terms and conditions of this Agreement.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Portfolio will be maintained in the custody of a custodian to be identified by Investment Adviser in writing (the “Custodian”).  The Sub-Adviser will not have custody of any securities, cash or other assets of the Portfolio and will not be liable for any loss resulting from any act or omission of the Custodian other than acts or omissions of the Custodian arising in reasonable reliance on written instructions from the Sub-Adviser.  The Custodian will be responsible for the custody, receipt and delivery of securities and other assets of the Portfolio, and the Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Portfolio.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A.            As sub-adviser to the Portfolio, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Portfolio allocated to it hereunder and determine the composition of such assets of the Portfolio, in accordance with the terms of this Agreement, the Portfolio’s Prospectuses and Statements of Additional Information, as currently in effect and as amended or supplemented from time to time, and subject to the direction, supervision and control of the Investment Adviser and the Trustees of the Trust.    Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide the Sub-Adviser with current copies of the Portfolio’s Prospectuses and Statements of Additional Information (“SAI”).  The Investment Adviser shall promptly provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to the Portfolio’s Prospectuses and Statements of Additional Information, and the Sub-Adviser will not need to comply until a copy has been provided to the Sub-Adviser. The Investment Adviser shall highlight changes to the Portfolio's investment objective, policies or restrictions in any supplements, revisions or updated prospectus or SAI to facilitate compliance with such policies.

B.            The Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Portfolio with or through such brokers, dealers or banks as the Sub-Adviser may select and, subject to Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), review by the Adviser and the Trustees, and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged.  The Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to the Sub-Adviser.  The Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in the Portfolio with similar orders being made simultaneously for other portfolios managed by the Sub-Adviser if, in the Sub-Adviser's reasonable judgment, such aggregation shall, over time, result in an overall economic benefit to the Portfolio in accordance with the Sub-Adviser's policies and procedures. A copy of these policies and procedures has been provided to the Investment Adviser.

C.            The Investment Adviser understands and agrees that the Sub-Adviser performs investment management services for various clients and may take action with respect to any of its other clients, which action may differ from action taken or from the timing or nature of action taken by the Sub-Adviser for the Portfolio.  The Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may effect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may effect transactions for the Portfolio at the same or similar times.

D.            The Sub-Adviser will provide the Investment Adviser with copies of the Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act.  Only to the extent that the Portfolio(s) are required by the 1940 Act to adopt or ratify the Sub-Adviser’s specific policy or procedure, the Investment Adviser will submit such policy or procedure to the Trust’s Board of Trustees for adoption or ratification by each of the Portfolios, with such modifications or additions thereto as the Board of Trustees or the Investment Adviser may recommend subject to the concurrence of the Sub-Adviser.

E.            The Sub-Adviser will maintain and preserve all accounts, books and records with respect to the assets of the Portfolio allocated to it as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13D, 13F and 13G of the Exchange Act solely on its own behalf (and those filings remain the property of the Sub-Adviser), with respect to its investments or holdings. The Portfolio or the Investment Adviser may have its own filing obligation with respect to Forms 13D, 13F or 13G under the Exchange Act.  The records relating to the services provided under this Agreement shall be the property of the Portfolio. The Portfolio, Sub-Adviser or Adviser shall have the right to copies of such records if required under applicable law.

F.            The Sub-Adviser will, unless and until otherwise directed by the Investment Adviser, exercise all investment rights of security holders with respect to securities held by each Portfolio, including, but not limited to: voting, or causing to be voted, proxies in accordance with the Sub-Adviser’s then-current proxy voting policies. Notwithstanding anything else to the contrary in this Agreement, Sub-Adviser will not compile or file claims or take any related actions on behalf of the Portfolio or Investment Adviser in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in the Portfolio, and the Sub-Adviser shall have no liability therefor. However, Sub-Adviser shall provide factual information in its possession regarding the Portfolio and the services provided by the Sub-Adviser hereunder as the Portfolio or Investment Adviser may reasonably request with respect to any such action or proceeding.

G.            The Sub-Adviser will make available and provide to the Investment Adviser information concerning the Sub-Adviser required by the Portfolio in the preparation of registration statements, reports and other documents (collectively, “Securities Filings”) where such information is required by federal and state securities laws or as may be reasonably requested by the Portfolio or the Investment Adviser for use in the preparation of such Securities Filings or other materials necessary or helpful for the distribution of the Portfolio’s shares (“Marketing Materials”), subject to the express use of name approval rights of the Sub-Adviser pursuant to Section 14 of this Agreement. Subject to paragraph 5 of this Agreement, the Portfolio, Trust, Investment Adviser or principal underwriter shall be solely responsible for the compliance of all Securities Filings and Marketing Materials with applicable laws and rules, including those of any applicable self-regulatory organization, and Sub-Adviser shall have no liability therefor. For avoidance of doubt, the Sub-Adviser will be provided the opportunity to review any information (including information updates) regarding the Sub-Adviser in the Securities Filings prior to filing completion of such filings.

H.            In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Portfolio’s Prospectuses and Statements of Additional Information and with the reasonable instructions and directions of the Investment Adviser and of the Board of Trustees and will conform and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

I.            The Sub-Adviser, at its expense, will make available to the Trustees and the Investment Adviser, at reasonable times and upon reasonable notice, its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Investment Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Trustees of the Portfolios and Investment Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Investment Adviser or the Trustees relating to the investment strategies it employs.  The Sub-Adviser and its personnel shall also cooperate fully with the commercially reasonable requests of counsel and auditors for, and the Chief Compliance Officers of, the Investment Adviser and the Trust; provided, however, that Sub-Adviser shall not be in violation of this Section I for any action taken or omitted by Sub-Adviser upon the recommendation or advice of its counsel.

J.            The Sub-Adviser will review draft reports to shareholders of the Portfolio and other documents regarding the Portfolio provided to it by the Investment Adviser for such purpose and provide comments, if any, on a timely basis.  The Investment Adviser or the Portfolio will provide such documents to the Sub-Adviser in a reasonable timeframe prior to the due date.  In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Investment Adviser will provide on a timely basis such certifications or sub-certifications as the Investment Adviser or the Portfolio may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer under applicable law.

4.	COMPENSATION OF SUB-ADVISER

The Investment Adviser will pay the Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix B.  The Investment Adviser and the Sub-Adviser agree that, in addition to and notwithstanding the regular payment schedule set forth on Appendix B, all fees shall become due and owing to the Sub-Adviser promptly after the termination date of the Sub-Adviser with respect to the Portfolio and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date.  The annual base fee will be prorated for such fees owed through the termination date.

In addition, the Investment Adviser shall be responsible for extraordinary expenses incurred by the Sub-Adviser in connection with the performance of its duties hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting, and any such expenses shall become due and payable promptly upon submission of proper documentation of such expenses to the Investment Adviser.

5.	LIABILITY AND INDEMNIFICATION

A.            Except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of willful misconduct, bad faith or gross negligence, neither the Sub-Adviser nor any of its directors, officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by the Investment Adviser, the Portfolio or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to each Portfolio.

B.            Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Portfolio and the Trust shall indemnify and hold harmless the Sub-Adviser and its Affiliates and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) of any of the foregoing (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, arising out of the Sub-Adviser’s performance under this Agreement; provided however, the Portfolio and the Trust shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein or (ii) any willful misconduct, fraud, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder.

C.            Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall indemnify and hold harmless the Portfolio and the Trust, their officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, “Portfolio Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Portfolio Indemnitees may become subject at common law or otherwise, arising out of the Sub-Adviser’s willful misconduct, bad faith or gross negligence; provided however, the Sub-Adviser shall not indemnify or hold harmless the Portfolio Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to  (i) any breach by the Portfolio or the Trust of a Portfolio representation or warranty made herein or (ii) any willful misconduct, fraud, reckless disregard or gross negligence of the Portfolio or Trust in the performance of any of its duties or obligations hereunder.

D.            Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Investment Adviser or the Trust resulting from any event beyond the reasonable control of the Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God or any other similar event.

E.            No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

6.	REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents, warrants and agrees that:

A.            The Investment Adviser has been duly authorized by the Trustees of the Trust to select and engage the Sub-Adviser as contemplated herein and to delegate to the Sub-Adviser the provision of investment services to each Portfolio as contemplated hereby.

B.            The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of such code of ethics.

C.            The Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

D.            The Investment Adviser acknowledges receipt of a copy of the Sub-Adviser’s brochure (Form ADV, Part 2A) and applicable brochure supplements (Form ADV, Part 2B)..

E.            The Investment Adviser shall provide (or cause the Custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition to assets in the  Portfolio managed by the Sub-Adviser, cash requirements and cash available for investment in the Portfolio, and all other information as may be reasonably necessary for the Sub-Adviser to perform its duties hereunder.

7.	REPRESENTATIONS OF THE TRUST

The Trust represents, warrants and agrees as follows:

A.            The Portfolio is a series of the Trust that is duly registered as an open-end investment company under the 1940 Act.

B.            The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of its Board of Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement.

C.            The execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s Trust Instrument, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

D.            The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Investment Adviser and the Sub-Adviser with a copy of such code of ethics.

E.            This Agreement is a valid and binding Agreement of the Trust, enforceable against it in accordance with the terms hereof.

8.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A.            The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.            The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of such code of ethics.  Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Investment Adviser and the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.  Upon the written request of the Investment Adviser or the Trust, the Sub-Adviser shall provide reasonable periodic certifications regarding compliance with its Code, and annually will provide copies of internal or external assessments that include descriptions of testing of, and Sub-adviser’s compliance with its, Code of Ethics, including the Sub-Adviser’s Chief Compliance Officer’s (“CCO”) annual report required under the Advisers Act.

C.            Upon written request, the Sub-Adviser shall provide a certification to the Portfolio to the effect that the Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act.

D.            The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

E.            The Sub-Adviser acknowledges that the Investment Adviser and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser agrees not to consult with (i) other sub-advisers to a Portfolio, if any, (ii) other sub-advisers to any other portfolio of the Trust, or (iii) other sub-advisers to an investment company under common control with any Portfolio, concerning transactions for a Portfolio in securities or other assets.

F.            This Agreement is a valid and binding Agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

9.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Investment Adviser, the Portfolio(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities.  It is understood and agreed that the directors, officers and employees of the Sub-Adviser are not hereby prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation.

10.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio(s) that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act.  In particular, the Sub-Adviser may engage investment personnel associated with its control affiliates to assist it with providing its services under this Agreement, provided that Sub-Adviser will remain liable to the Trust at all times for the performance of its obligations under the Agreement, will remain responsible for the acts and omissions of such control affiliates and will provide prior notice of use of any investment personnel. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Investment Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

11.	TERMINATION OF AGREEMENT

This Agreement shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of (i) a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or (ii) a majority of the outstanding voting securities of the Trust.  The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may be terminated with respect to any Portfolio at any time, without the payment of any penalty, by a vote of the majority of the Trustees, by the vote of a majority of the outstanding voting securities of such Portfolio, or the Investment Adviser, in each case on not less than sixty (60) days’ prior written notice to the Sub-Adviser, and the Investment Adviser as appropriate.  In addition, this Agreement may be terminated with respect to any Portfolio by the Sub-Adviser upon sixty (60) days written notice to the Investment Adviser.  This Agreement will automatically terminate, without the payment of any penalty in the event (i) of its assignment (as defined in the 1940 Act), or (ii) the Advisory Agreement between the Investment Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

12.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to the Portfolio only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval.  The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the Portfolios of the Trust.  Additional portfolios may be added to Appendix A by written agreement of the Investment Adviser and the Sub-Adviser.

13.	ASSIGNMENT

The Sub-Adviser shall not assign this Agreement.  Any assignment (as that term is defined in the 1940 Act) of this Agreement shall result in the automatic termination of this Agreement, as provided in Section 11 hereof.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

14.       USE OF NAMES AND PROPRIETARY INFORMATION

In connection with the promotion and provision of information about the Portfolio or Trust, Sub-Adviser shall provide to the Trust or Investment Adviser, upon reasonable request, information relating to Sub-Adviser and its services to the Portfolio for inclusion in the Portfolio’s or the Trust’s Marketing Materials. The Trust and Investment Adviser will not use Sub-Adviser's name or make any statements relating to Sub-Adviser or its affiliates in any such promotional or disclosure materials until Sub-Adviser has reviewed and approved the materials prior to their first use. Such approval will not be unreasonably withheld or delayed. Prior approval is not necessary for materials that merely list the Sub-Adviser as the sub-adviser to the Portfolio. The Trust and Investment Adviser may not use the logo of Sub-Adviser or any affiliate in any promotional materials without the prior approval of Sub-Adviser, which Sub-Adviser may grant or withhold in its sole discretion. Except as expressly granted in this Section 14, none of the Trust, the Portfolio and the Investment Adviser may use the Sub-Adviser’s name or logo for any other purpose without the written consent of Sub-Adviser.

The Investment Adviser acknowledges and agrees that at all times the Sub-Adviser shall retain exclusive ownership of its investment strategy, models, formulas, algorithms, composite data, performance information, holdings, etc. in connection with the Portfolio (“Content”).  If this Agreement is terminated and the Sub-Adviser no longer serves as Sub-Adviser to the Portfolio, the Investment Adviser and the Trust shall have no rights to utilize the Content to market a similar strategy, establish a new portfolio or for any other purpose.  Nothing in this Agreement is intended to grant any rights in the Content to the Investment Adviser.  The parties further agree that, notwithstanding the foregoing, this section shall not be construed as limiting the Investment Adviser’s or the Trust’s use of the Portfolio’s holdings and performance information in the Trust’s filings and responses to regulatory requests relating to the Portfolio or for the Trust’s compliance purposes reasonably related thereto.

15.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio.

16.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

For:	Quantitative Management Associates LLC
2 Gateway Center, 7th Floor
Newark, NJ  07102
Attention:  Chief Legal Officer

For:	ALPS Advisors, Inc.
1290 Broadway, Suite 1100
Denver, CO  80203
Attention:  General Counsel

For:	ALPS Variable Investment Trust
1290 Broadway, Suite 1100
Denver, CO  80203
Attention:  General Counsel

17.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.  Sections 5, 17 and 20 shall survive the termination of this Agreement.

18.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to the conflicts of laws provisions of that state, or any of the applicable provisions of the 1940 Act.  To the extent that the laws of the State of Colorado, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

19.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.	CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement.  Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information.  For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party.  Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so,  (iii) was known to the applicable party at the time of the disclosure or (iv) is provided to the Custodian of the Portfolio in connection with the operation of the Portfolio, (v) is furnished to counterparties for trades for the Portfolio in connection with the operation of the Portfolio, (iv) is provided to third party service providers subject to confidentiality agreements, or (v) is requested by regulatory or governmental authorities or auditors,provided that in the case of regulatory or governmental authorities prompt notice shall be given to the other party to the extent permitted by such regulatory or government authorities.

21.       CONSENT TO ELECTRONIC DELIVERY

The Investment Adviser  hereby consents to electronic delivery of all documents and information that the Sub-Adviser may be required to deliver to the Investment Adviser from time to time under the Investment Advisers Act of 1940 (the “Advisers Act”).

21.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

ALPS ADVISORS, INC.		QUANTITATIVE MANAGEMENT ASSOCIATES LLC

By:	/s/ Thomas A. Carter	By:	/s/ Kathleen M. Barabas
Name:	Thomas A. Carter	Name:	Kathleen M. Barabas
Title:	President	Title:	Vice President

ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Alex J. Marks
Name:	Alex J. Marks
Title:	Secretary

APPENDIX A
TO
SUB-ADVISORY AGREEMENT

ALPS/QMA Market Participation Portfolio

APPENDIX B
TO
SUB-ADVISORY AGREEMENT

In consideration for the services to be performed under this Agreement, the Sub-Adviser shall receive from the Investment Adviser from the management fee paid by the Trust to the Investment Adviser under the Advisory Agreement an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 0.30% on average daily net assets.

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